Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bryn Mawr Bank Corporation of our report dated June 28, 2013, with respect to the financial statements and schedule of the Bryn Mawr Bank Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Mitchell & Titus, LLP

Philadelphia, PA

June 28, 2013